Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Monotype Imaging Holdings Inc. Second Amended and Restated 2007 Stock Option and Incentive Plan of our reports dated March 11, 2014, with respect to the consolidated financial statements and schedules of Monotype Imaging Holdings Inc. and the effectiveness of internal control over financial reporting of Monotype Imaging Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 5, 2014